Exhibit 99.1

Opexa Therapeutics’ Form 10-K Report Audit Includes ''Going Concern'' Qualification

THE WOODLANDS, Texas--(BUSINESS WIRE)--Opexa Therapeutics, Inc. (NASDAQ:OPXA) noted today that its financial statements for the fiscal year ended December 31, 2007, included in the Company's Report on Form 10-K filed on March 18, 2008, contains a going concern modification from its independent accounting firm, Malone & Bailey, PC.

This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification.

In addition, at December 31, 2007, the company failed to meet the continued listing requirement per Nasdaq Marketplace Rule 4310(c)(3)(a) to maintain stockholders’ equity of $2.5 million. With the completion of the February 13, 2008 public equity financing which provided net proceeds of $6.8 million, the company as of the date of this release is in compliance with the Nasdaq continuing listing requirements.

About Opexa Therapeutics

Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as multiple sclerosis (MS), rheumatoid arthritis, and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company’s lead product, Tovaxin®, a T-cell therapy for MS is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus.

Safe Harbor Statement

This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Opexa Therapeutics, Inc.
Lynne Hohlfeld, 281-719-3421
lhohlfeld@opexatherapeutics.com